                            STOCK PURCHASE AGREEMENT

                                      AMONG

                               CORVITA CORPORATION

                                       AND

                                GEORGE A. ADAMS,

                               DAVID C. MACGREGOR,

           GREGORY J. WILSON AND JENNIE M. WILSON, as trustees for the

                          GREGORY WILSON FAMILY TRUST,

                                       AND

                                JENNIE M. WILSON,

                                FOR THE STOCK OF

                     CARDIOVASCULAR INNOVATIONS CANADA, INC.

                           ---------------------------


                           Dated as of April 11, 1996


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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I      SALE OF SHARES; PURCHASE PRICE. . . . . . . . . . . . . . . .   2
     SECTION 1.1    Sale and Purchase of Shares. . . . . . . . . . . . . . .   2
     SECTION 1.2    Purchase Price; Payment. . . . . . . . . . . . . . . . .   2

ARTICLE II     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     SECTION 2.1    Closing Date . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . .   3
     SECTION 3.1    Organization and Qualification . . . . . . . . . . . . .   3
     SECTION 3.2    Capitalization . . . . . . . . . . . . . . . . . . . . .   4
     SECTION 3.3    Power; Due Execution and Delivery. . . . . . . . . . . .   4
     SECTION 3.4    Financial Statements . . . . . . . . . . . . . . . . . .   5
     SECTION 3.5    Absence of Certain Changes . . . . . . . . . . . . . . .   5
     SECTION 3.6    Governmental Authorization . . . . . . . . . . . . . . .   7
     SECTION 3.7    Non-Contravention. . . . . . . . . . . . . . . . . . . .   7
     SECTION 3.8    Investment Banking Fees and Commissions. . . . . . . . .   8
     SECTION 3.9    Material Contracts . . . . . . . . . . . . . . . . . . .   8
     SECTION 3.10   Litigation, etc. . . . . . . . . . . . . . . . . . . . .   9
     SECTION 3.11   Benefit Plans. . . . . . . . . . . . . . . . . . . . . .   9
     SECTION 3.12   Intellectual Property. . . . . . . . . . . . . . . . . .  10
     SECTION 3.13   Restrictions on Operations . . . . . . . . . . . . . . .  11
     SECTION 3.14   Compliance with Laws . . . . . . . . . . . . . . . . . .  11
     SECTION 3.15   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 3.16   Product Registration; Regulatory
                    Compliance . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 3.17   Labor Matters. . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.18   Ownership and Transfer of Shares . . . . . . . . . . . .  14
     SECTION 3.19   Family Law Act . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.20   No Undisclosed Liabilities . . . . . . . . . . . . . . .  14

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . .  15
     SECTION 4.1    Organization and Qualification . . . . . . . . . . . . .  15
     SECTION 4.2    Corporate Power and Authority. . . . . . . . . . . . . .  15
     SECTION 4.3    Governmental Authorization . . . . . . . . . . . . . . .  15
     SECTION 4.4    Non-Contravention. . . . . . . . . . . . . . . . . . . .  15

ARTICLE V      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     SECTION 5.1    Conduct of Business. . . . . . . . . . . . . . . . . . .  16
     SECTION 5.2    Access to Information. . . . . . . . . . . . . . . . . .  18
     SECTION 5.3    Reasonable Best Efforts. . . . . . . . . . . . . . . . .  19
     SECTION 5.4    No Solicitation. . . . . . . . . . . . . . . . . . . . .  19
     SECTION 5.5    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 5.6    Repayment of Loans . . . . . . . . . . . . . . . . . . .  20


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ARTICLE VI     CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . .  20
     SECTION 6.1    Conditions Precedent to Obligations of
                    Purchaser. . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 6.2    Conditions Precedent to Obligations of
                    Sellers. . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VII    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 7.1    General Survival . . . . . . . . . . . . . . . . . . . .  23
     SECTION 7.2    Termination. . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.3    Indemnification. . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.4    Notice; Control of Defense . . . . . . . . . . . . . . .  25
     SECTION 7.5    Entire Agreement; Assignment . . . . . . . . . . . . . .  27
     SECTION 7.6    Enforcement of the Agreement . . . . . . . . . . . . . .  27
     SECTION 7.7    Validity . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 7.8    Notices. . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 7.9    Governing Law. . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 7.10   Descriptive Headings . . . . . . . . . . . . . . . . . .  29
     SECTION 7.11   Parties in Interest. . . . . . . . . . . . . . . . . . .  29
     SECTION 7.12   Counterparts . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 7.13   Publicity. . . . . . . . . . . . . . . . . . . . . . . .  30

                            STOCK PURCHASE AGREEMENT


          Stock Purchase Agreement, dated as of April 11, 1996 (this "Agreement") among Corvita Corporation, a Florida corporation ("Purchaser"), and George A. Adams, David C. MacGregor, Gregory J. Wilson and Jennie M. Wilson, as trustees for the Gregory Wilson Family Trust, and Jennie M. Wilson (each a "Seller" and collectively, the "Sellers").

                              W I T N E S S E T H :

          WHEREAS, Sellers own in the aggregate 102 shares of common stock, without par value ("Shares"), of Cardiovascular Innovations Canada, Inc., an Ontario corporation ("CICI"), constituting all of the shares of common stock of CICI;

          WHEREAS, each Seller owns the numbers of Shares set forth opposite his, her or its name as follows:

                    Seller              Shares
                    ------              ------

               George A. Adams            56

               David C. MacGregor         26

               Gregory Wilson             12
                 Family Trust

               Jennie M. Wilson            8

          WHEREAS, CICI owns 120,000 shares of common stock, without par value, of Corvita Canada, Inc., an Ontario corporation (the "Company");

          WHEREAS, concurrently herewith, Purchaser, Pfizer Inc., a Delaware corporation ("Parent"), and HPG Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Purchaser;

          WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Purchaser and each of the Sellers agree, and Purchaser and each of the Sellers have agreed, to enter into this Agreement;

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto do hereby agree as follows:


                                    ARTICLE I

                         SALE OF SHARES; PURCHASE PRICE

          SECTION 1.1 SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (as defined in Section 2.1) Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all right, title and interest of Sellers, legal or equitable, in and to the Shares.

          SECTION 1.2 PURCHASE PRICE; PAYMENT. (a) The aggregate purchase price for the Shares shall be an amount equal to US$1,943,320 (the "Purchase Price"), payable to each of the Sellers as follows:

                    Seller                Amount
                    ------                ------

               George A. Adams          US$1,066,921

               David C. MacGregor       US$495,356

               Gregory Wilson
                 Family Trust           US$228,626

               Jennie M. Wilson         US$152,417

          (b) On the Closing Date, Purchaser shall, subject to such withholding as may be required pursuant to Section 116 of the Income Tax Act (Canada) and subject to the terms of any agreement executed pursuant to Sections 6.1(i) and 6.2(i) hereof, pay the Purchase Price to Sellers by wire transfer of immediately available funds to an account designated by Sellers.

                                   ARTICLE II

                                     CLOSING

          SECTION 2.1 CLOSING DATE. Subject to the prior satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 a.m. Toronto time at the offices of Lang Michener, Suite 2500, 181 Bay Street, Toronto (or at such other place as the parties may designate in writing) on the Control Date (as defined in the Merger Agreement), or on such other date as Sellers and Purchaser may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Each Seller represents and warrants to Purchaser as follows:

          SECTION 3.1 ORGANIZATION AND QUALIFICATION. Each of CICI and the Company is a corporation duly organized, validly existing and in good standing under the laws of Ontario and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own its property. The Company has no subsidiaries, direct or indirect. CICI has no subsidiaries, direct or indirect, other than the Company. For purposes of this Agreement:
(i) "subsidiary" shall mean, with respect to any party, any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner; (ii) voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (iii) at least 25% of the equity, or other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

          SECTION 3.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of an unlimited number of common shares without par value (the "Company Common Stock"). As of the date hereof, 238,500 shares of Company Common Stock (the "Company Shares") were issued and outstanding. There are not as of the date hereof, and at the Closing there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company to issue any additional Company Shares or any other shares of capital stock of the Company or any other securities convertible into, exchangeable, exercisable or evidencing the right to subscribe for any such shares. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights, except as set forth in
Schedule 3.2 attached hereto.

          (b) The authorized capital stock of CICI consists of an unlimited number of common shares without par value (the "CICI Common Stock"). At the close of business on the date hereof, 102 shares of CICI Common Stock (the "Shares") were issued and outstanding. There are not as of the date hereof, and at the Closing there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating CICI to issue any additional Shares or any other shares of capital stock of CICI or any other securities convertible into, exchangeable, exercisable or evidencing the right to subscribe for any such shares. All of the outstanding shares of capital stock of CICI have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights, except as set forth in Schedule 3.2 attached hereto.

          SECTION 3.3 POWER; DUE EXECUTION AND DELIVERY. Each Seller has all requisite legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, this Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

          SECTION 3.4 FINANCIAL STATEMENTS. (a) The unaudited balance sheets of the Company as at June 30, 1993, April 22, 1994 and March 31, 1995 and the related statements of income and retained earnings and changes in financial position for the fiscal year then ended are in accordance with the books and records of the Company, and fairly present the financial position, results of operations and the changes in financial position of the Company as of the dates and for the periods indicated. The unaudited balance sheet of the Company as at December 31, 1995 and the related statements of income and retained earnings and changes in financial position for the 9-month period then ended are in accordance with the books and records of the Company, and fairly present the financial position, results of operations and the changes in financial position of the Company as of the date and for the period indicated. The unaudited balance sheet of the Company as of December 31, 1995 (hereinafter referred to as the "Company Balance Sheet"), and each of the other financial statements referred to above, are attached hereto as part of Schedule 3.4.

          (b) The unaudited balance sheet of CICI as at March 31, 1995 and the related statements of income and retained earnings and changes in financial position for the fiscal year then ended are in accordance with the books and records of CICI, and fairly present the financial position, results of operations and the changes in financial position of CICI as of the date and for the period indicated. The unaudited balance sheet of CICI as at March 31, 1995 (hereinafter referred to as the "CICI Balance Sheet"), and each of the other financial statements referred to above, are attached hereto as part of Schedule 3.4.

          SECTION 3.5 ABSENCE OF CERTAIN CHANGES. (a) Since the date of the Company Balance Sheet, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Shares, or any redemption or other acquisition by the Company of any shares of its capital stock; (ii) any increase in the rate or terms of compensation payable or to become payable by the Company to its directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (iii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices; (iv) any entry into any agreement, commitment or transaction by the Company which is material to the Company, except for agreements, commitments or transactions in the ordinary course of business;
(v) any amendment, termination or lapse of a material contract of the Company;
(vi) any material labor dispute involving the employees of the Company;
(vii) any change by the Company in accounting methods, principles or practices except as required or permitted by Canadian GAAP; (viii) any write-off or write-down of, or any determination to write-off or write-down, any asset of the Company or any portion thereof which write-off, write-down, or determination exceeds $5,000 individually or $20,000 in the aggregate; (ix) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company, except for any thereof that would not have a Company Material Adverse Effect (as defined below); or (x) any agreements by the Company to (1) do any of the things described in the preceding clauses (i) through (ix) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of the Sellers in this Agreement untrue or incorrect. For purposes of this Agreement "Company Material Adverse Effect" shall mean any adverse change in or effect on the condition (financial or otherwise), business, assets or results of operations of the Company or CICI that is material to the Company or CICI.

          (b)  Since the date of the CICI Balance Sheet, there has not been
(i) any declaration, setting aside or payment of any dividend or other distribution in respect of the CICI Shares, or any redemption or other acquisition by CICI of any shares of its capital stock; (ii) any increase in the rate or terms of compensation payable or to become payable by CICI to its directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (iii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices; (iv) any entry into any agreement, commitment or transaction by CICI which is material to CICI, except for agreements, commitments or transactions in the ordinary course of business; (v) any amendment, termination or lapse of a material contract of CICI; (vi) any material labor dispute involving employees of CICI; (vii) any change by CICI in accounting methods, principles or practices except as required or permitted by Canadian GAAP;
(viii) any write-off or write-down of, or any determination to write-off or write-down, any asset of CICI or any portion thereof which write-off, write-down, or determination exceeds US$5,000 individually or US$20,000 in the aggregate; (ix) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of CICI, except for any thereof that would not have a Material Adverse Effect (as defined above); or (x) any agreements by CICI to (1) do any of the things described in the preceding clauses (i) through (x) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of the Sellers in this Agreement untrue or incorrect.

          SECTION 3.6 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby by Sellers require no action by Sellers in respect of, or filing with, any government or governmental or regulatory body thereof, or political subdivision thereof, whether Federal, provincial, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator ("Governmental Body").

          SECTION 3.7 NON-CONTRAVENTION. Except as set forth in Schedule 3.7, the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby by Sellers do not and will not (i) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Sellers, (ii) constitute or result in a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation, including without limitation, a repurchase obligation, of the Company or of CICI or to a loss of any benefit to which the Company or CICI is entitled under any provision of any agreement or other instrument binding upon the Company or CICI or any license, franchise, permit or other similar authorization held by the Company or CICI, or (iii) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or of CICI, other than, in the case of clauses (i), (ii) or (iii), any such conflicts, violations, defaults, losses and Liens that individually or in the aggregate would not have a Company Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction or adverse claim of any kind or nature in respect of such asset, other than any such mortgage, lien, pledge, charge, security interest, encumbrance, restriction or adverse claim
(w) for taxes or other governmental charges not yet due and payable,
(x) materialmen's, mechanic's and similar liens or (y) reflected on the balance sheet of the Company as of December 31, 1995 or the balance sheet of CICI as of March 31, 1995 or (z) on any of the Company's or CICI's properties or assets, or irregularities in title thereto, that do not materially detract from the value of, or materially impair the use of, any such property or asset.

          SECTION 3.8 INVESTMENT BANKING FEES AND COMMISSIONS. No person or entity is entitled to receive from the Company or CICI any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby.

          SECTION 3.9 MATERIAL CONTRACTS. Except as disclosed on Schedule 3.9, neither the Company nor CICI is a party to any (i) contract or agreement not made in the ordinary course of business or which is not terminable without penalties of $50,000 or more in the aggregate or upon notice of thirty (30) days or less; (ii) employment, consulting, non-competition, severance, golden parachute or indemnification contract or agreement; (iii) mortgage, pledge, conditional sales contract, security agreement, loan agreement, credit agreement, promissory note or other similar contract with respect to any real property of the Company or of CICI; (iv) mortgage pledge, conditional sales contract, security agreement, factoring agreement, loan agreement, credit agreement, promissory note or other similar contract with respect to any tangible personal property of the Company or of CICI involving indebtedness for borrowed money or capital equipment leases, in each case, of more than $50,000;
(v) guarantee, subordination agreement, letter of credit or any other similar type of contract or agreement involving obligations in excess of $50,000 individually or $50,000 in the aggregate; (vi) contract or agreement with any governmental authority other than any such contract or agreement which is terminable without penalties of $50,000 or more in the aggregate or upon notice of 30 days or less, which involves obligations or indebtedness in excess of $50,000 individually or in the aggregate, or which requires performance by the Company or CICI that is not scheduled, and reasonably expected to be completed, within 30 days from the date hereof; or (vii) commitment or agreement to enter into any of the foregoing. Each of the Company and CICI has delivered or made available to Purchaser true, correct and complete copies of the contracts and agreements listed on Schedule 3.9, together with all amendments, modifications, supplements or material side letters affecting the obligations of any party thereunder. The Company is not in default under any such contract or agreement nor, to Seller's knowledge, is any other party thereto in default, which default, in each case, could reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.10 LITIGATION, ETC. As of the date hereof, there is no suit, claim, action or proceeding (at law or in equity) pending nor, to the knowledge of each of the Sellers, is any investigation pending or any suit, claim, action, or proceeding threatened against the Company or CICI before any court or governmental or regulatory authority or body seeking money damages in excess of $50,000 or non-monetary relief that, if granted, could reasonably be expected to have a Company Material Adverse Effect or seeking to prevent or challenging the transactions contemplated by this Agreement. Neither the Company nor CICI is subject to any outstanding order, injunction, judgment, decree, ruling, writ, assessment or arbitration award ("Order") that would have a Company Material Adverse Effect.

          SECTION 3.11 BENEFIT PLANS. Schedule 3.11 contains a true and complete list of each "employee benefit plan", bonus, deferred compensation, incentive compensation, excess benefit, supplemental retirement, stock purchase, stock option, severance, life insurance, disability, salary continuation, supplemental unemployment and other employee benefit plan, program or arrangement whether written or unwritten, qualified or nonqualified, funded or unfunded (i) maintained, contributed to or required to be contributed to by the Company (the foregoing being herein called "Benefit Plans"). With respect to each Benefit Plan maintained or contributed to by the Company or under which the Company has any liability or obligation, the Company has made available to Purchaser a true and correct copy of (a) such Benefit Plan and
(b) each trust agreement and group annuity contract, if any, relating to such Benefit Plan. To the best of the knowledge of the Sellers, each Benefit Plan has at all times been maintained, operated and administered in all material respects in compliance with its terms and all applicable laws. To the best of the knowledge of the Sellers, if a Benefit Plan is required under applicable law or by its terms to be funded in any respect, such Benefit Plan is so funded and, if such Benefit Plan is not required to be funded, the benefits payable under such Benefit Plan are adequately reserved for on the Company's, or a subsidiary's, financial statements (or there is an adequate combination of reserves and funding) in accordance with Canadian generally accepted accounting principles. To the best of the knowledge of the Sellers, all contributions to and payments from any Benefit Plan for all periods prior to the date of the balance sheet have been fully paid or adequately reserved for on the Company's financial statements. To the best of the knowledge of the Sellers, there are no pending or threatened actions, claims, lawsuits, arbitrations, audits, investigations or similar proceedings involving any Benefit Plan, or the assets, sponsor, administrator or fiduciaries of any such Benefit Plans (other than routine benefit claims in type and amount consistent with past practice) which would become the liability of the Company or Purchaser on or the after the Closing Date, nor do the Sellers have knowledge of facts which could form a reasonable basis for any such proceedings.

          SECTION 3.12 INTELLECTUAL PROPERTY. The Company fully owns, or is licensed or otherwise has the right to use, all patents, patent rights, invention rights, trademark rights, trade names, trade name rights, service mark rights, copyrights, know-how, trade secrets, technology and computer programs which are material to the conduct of the business of the Company (the "Intellectual Property"), including, but not limited to, the patents, patent rights, license agreements, published foreign patent applications, trademark rights, trade names, trade name rights, service mark rights, copyrights, know-how, trade secrets set forth in Schedule 3.12. Schedule 3.12 sets forth a true, correct and complete list of the Intellectual Property (other than invention rights, patent applications, invention disclosures and related agreements and non-published patent applications). Except as set forth in Schedule 3.12, the Company has not been granted or has granted any outstanding license (other than "shrink wrap licenses" for any retail consumer products generally available) or other rights under any Intellectual Property. The Company fully owns the data compiled from all clinical trials and the Company is not prohibited from (x) using such data in any manner, including for purposes of gaining regulatory approval for any product of the Company currently sold or under development or (y) assigning or otherwise transferring ownership rights in such data to a third party. Except as set forth in Schedule 3.12, (i) to the best of the knowledge of Sellers, there is no violation, breach, misappropriation or infringement by any third party of any Company Intellectual Property, (ii) there are no pending or, to the best of the knowledge of Sellers, threatened opposition, interference, reexamination, arbitration, invalidity, declaratory judgment, revocation, nullity or similar actions in respect of any Company Intellectual Property and (iii) the Company is not, to the best of the knowledge of Sellers, infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright, know-how, trade secret or other intellectual property right held by that person nor has it received notice of any such claim.

          SECTION 3.13   RESTRICTIONS ON OPERATIONS.  Except as set forth on
Schedule 3.13 attached hereto, the Company is not restricted directly or indirectly by any agreement to which the Company is bound from carrying on its business anywhere in the world nor are Sellers aware of any other agreement which purports to restrict the Company from carrying out its business anywhere in the world.

          SECTION 3.14 COMPLIANCE WITH LAWS. Neither the Company nor CICI has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, Federal, provincial or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, in the aggregate, have a Company Material Adverse Effect; and the conduct of the business of the Company and of CICI is in conformity with all Federal, provincial and local energy and public utility and all other Federal, provincial and local governmental and regulatory requirements applicable to its business or operations, except where such nonconformities would not, in the aggregate, have a Company Material Adverse Effect. The Company and CICI have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, have a Company Material Adverse Effect.

          SECTION 3.15 TAXES. (a) Schedule 3.15 sets forth the last taxable period (x) through which the Federal Returns (as defined below) of the Company and of CICI have been examined by Revenue Canada (such process being hereinafter referred to as the "Revenue Canada Examination") or (y) for which the date for assessment and collection of any deficiency has expired.

               (b) Except as set forth in Schedule 3.15, each of the Company and CICI has (i) timely filed all Federal and all provincial, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it on or prior to the date hereof in respect of any Taxes (as defined below) and such Returns are true, complete and correct in all material respects, (ii) timely paid all Taxes that are shown as being due on any Returns, (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and CICI, respectively, through the date hereof,
(iv) complied in all material respects with all applicable laws, rules and regulations relating to Taxes, and (v) timely withheld and paid over to the proper governmental authorities all Taxes and other amounts required to be so withheld and paid over.

               (c) Except as set forth in Schedule 3.15, neither the Company nor CICI has executed or entered into with any taxing authority (i) any agreement, waiver or other arrangement that continues in force beyond the Closing Date and that extends or has the effect of extending the period for assessments or collection of any Federal, provincial, local or foreign Taxes, or
(ii) any agreement or other document with respect to the settlement of any Taxes, that continues in force beyond the Closing Date.

               (d) Except as set forth in Schedule 3.15, neither the Company nor CICI is a party to, bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

               (e) Except as set forth in Schedule 3.15, all representations made by the Company, by CICI or by their respective authorized representatives in connection with any tax exemption, grant, dispensation or similar allowance under any Federal, provincial, local or foreign tax laws are complete, true and accurate in all material respects and any covenants, promises or undertakings made or to be performed by the Company or by CICI in connection with such tax exemption, grant, dispensation, or similar allowance have been duly discharged or performed in accordance with their terms.

               (f) Except as set forth in Schedule 3.15, Sellers are residents of Canada for Canadian income tax purposes.

               (g) Except as set forth in Schedule 3.15, (i) all deficiencies asserted as a result of the Revenue Canada Examinations have been paid, fully settled or adequately provided for in the Company's and CICI's most recent financial statements, if applicable; (ii) no Federal tax audits or other administrative proceedings or court proceedings are presently pending with respect to the Company or CICI with respect to any Federal Taxes; and
(iii) neither the Company nor CICI has received notice that any deficiency for any such Taxes aggregating in excess of US$10,000 has been proposed, asserted or assessed against the Company by any Federal, provincial, local, or foreign taxing authority or court with respect to any period.

               (h) Except as set forth in Schedule 3.15, neither the Company nor CICI has leased or rented any property other than on arm's length terms and conditions.

               (i) Neither the Company nor CICI is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code"), during the applicable period specified in Code section 897(c)(1)(A)(ii).

          For purposes of this Agreement, "Taxes" shall mean all Canadian Federal, provincial, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

          SECTION 3.16   PRODUCT REGISTRATION; REGULATORY COMPLIANCE.  (a)
Schedule 3.16 sets forth, as of the date hereof, a list of all licenses and approvals granted by or pending with any Governmental Body in any particular country to market any product relating to the Company's business as conducted on the date hereof (the "Product Registrations"). Except as set forth in Schedule 3.16, (i) all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, (ii) the Company is the sole and exclusive owner of the Product Registrations and has not granted any right or reference with respect thereto and is not prohibited from assigning or otherwise transferring its rights to such Product Registrations to a third party, and (iii) the Product Registrations granted are in full force and effect with all required annual reports filed and government maintenance fees and taxes having been paid thereon and no consent of any governmental authority is required in connection with the transactions contemplated hereby.

          SECTION 3.17 LABOR MATTERS. The Company is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

          SECTION 3.18 OWNERSHIP AND TRANSFER OF SHARES. Except as set forth in Schedule 3.18 attached hereto, Sellers are the recorded and beneficial owners of the Shares, free and clear of any and all Liens and Sellers will deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

          SECTION 3.19 FAMILY LAW ACT. No order has been given under the Family Law Act (Ontario) (the "FLA") nor is there any application pending under the FLA by any spouses of any of the Sellers which would or does affect the Shares in any manner whatsoever.

          SECTION 3.20 NO UNDISCLOSED LIABILITIES. Neither the Company nor CICI has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Company Balance Sheet or the CICI Balance Sheet, respectively, in accordance with Canadian GAAP which was not fully so reflected, reserved against or otherwise described or was not incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet date or the CICI Balance Sheet date, respectively.


                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

          SECTION 4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to carry on its business as it is now being conducted.

          SECTION 4.2 CORPORATE POWER AND AUTHORITY. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of Sellers, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

          SECTION 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby by Purchaser require no action by or in respect of, or filing with, any Governmental Body.

          SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby by Purchaser do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of Purchaser,

(ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser, (iii) constitute or result in a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement or other instrument binding upon Purchaser or any license, franchise, permit or other similar authorization held by Purchaser, or (iv) result in the creation or imposition of any Lien on any asset of Purchaser, except for any occurrences or results referred to in clauses
(ii), (iii), and (iv) which would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser or prevent consummation of the transactions contemplated hereby.


                                    ARTICLE V

                                    COVENANTS

          SECTION 5.1 CONDUCT OF BUSINESS. Except as expressly provided in this Agreement, or as expressly agreed to in writing by Purchaser, during the period from the date of this Agreement and continuing until the Closing Date or until the termination of this Agreement pursuant to
Section 7.2 (the "Executory Period"):

               (a) Sellers shall cause each of the Company and CICI to conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with them.

               (b) Sellers shall cause each of the Company and CICI to maintain its books and records in its usual manner and consistent with past practice and not permit a material change in any of its financial reporting, tax, or accounting practices or policies or in any assumption underlying such practices or policies, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes, except as may be required by Canadian GAAP.

               (c) Without limiting the generality of the foregoing, Sellers shall cause each of the Company and CICI, without the prior written consent of Purchaser, not to (i) issue, sell, pledge or encumber, or authorize or propose the issuance, sale, pledge or encumbrance of (A) any shares of capital stock of any class (including Shares), or securities convertible into, or exchangeable for, any such shares, or any rights, warrants or options to acquire any such shares or other convertible or exchangeable securities, or grant or accelerate any right to convert or exchange any securities of the Company or of CICI for such shares, other than shares issuable upon exercise of currently outstanding stock options, stock awards or warrants, or (B) any other securities in respect of, in lieu of or in substitution for shares of common stock outstanding on the date hereof (including the Shares); (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares); (iii) split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution on any shares of capital stock of the Company or of CICI; (iv) make any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, or enter into or modify any material contract, agreement, commitment, arrangement, license or right or any release or relinquishment of any material contract rights, not in the ordinary course of business; (v) pledge or encumber any material assets of the Company or of CICI except in the ordinary course of business consistent with past practice;
(vi) incur any long-term debt for borrowed money or short-term debt for borrowed money, except for debt incurred in the ordinary course of business consistent with past practice; (vii) propose or adopt any amendments to the Articles of Incorporation or Bylaws of the Company or of CICI; (viii) enter into any new employment agreement providing for compensation (including salary, bonus, benefits and all other forms of compensation, whether immediately payable or deferred) in excess of US$50,000 per year or amend any existing agreement with any officer, director or employee or grant any increase in the compensation or benefits to officers, directors, employees and former employees other than increases in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans as currently in effect;
(ix) adopt a plan of the Company or CICI of complete or partial liquidation or resolutions providing for the complete or partial liquidation or dissolution of the Company or CICI; (x) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (xi) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to subsidiaries and customary loans or advances to employees in accordance with past practices); (xii) adopt or amend (except as may be required by law or required by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or former employee; (xiii) take any action other than in the ordinary course of business and consistent with past practice with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof; (xiv) make any tax election or settle or compromise any material Federal, provincial, local or foreign income tax liability, except in the ordinary course of business and consistent with past practice; (xv) execute or enter into with any taxing authority any agreement or other document extending or having the effect of extending the period of assessments or collection of any Federal, provincial, local or foreign Taxes;
(xvi) except as contemplated by the capital expenditures budget currently in effect, authorize capital expenditures in excess of $50,000 in the aggregate; or
(xvii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or take any action which would make any representation or warranty of the Sellers in this Agreement untrue or incorrect.

               (d) Sellers shall cause CICI to file its Returns for the tax year ending March 31, 1995 and pay any and all Taxes shown thereon as being due. Sellers shall provide to Purchaser at the Closing a copy of such Returns and a copy of the receipts for any and all Taxes paid with respect to such Returns.

          SECTION 5.2 ACCESS TO INFORMATION. During the Executory Period, Sellers shall cause the Company and CICI, upon reasonable notice, to (i) give Purchaser and its authorized representatives reasonable access during regular business hours to all of its plants, offices, warehouses and other properties and to their employees, agents, independent accountants and all of their books, records and contracts, (ii) permit Parent, Purchaser and their authorized representatives to make such inspections, including, without limitation, environmental assessments or surveys, during regular business hours as Parent may reasonably require and (iii) cause its officers to furnish Parent, Purchaser and their authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and of CICI as the Parent or Purchaser may from time to time reasonably request.

          SECTION 5.3 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement, (b) taking any action reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction and (c) to fulfill all conditions precedent applicable to such party pursuant to this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, Sellers and the proper officers and directors of the Purchaser shall use their reasonable best efforts to take all such necessary action.

          SECTION 5.4 NO SOLICITATION. Until the earlier of the Closing Date or the termination of this Agreement, Sellers will not, and will not cause or permit the Company, CICI or any of the Company's or CICI's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company or CICI other than the transactions contemplated by this Agreement (an "Acquisition

Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of the Company or of CICI in connection with an Acquisition Transaction, or
(iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller will inform Purchaser in writing immediately following the receipt by Seller, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

          SECTION 5.5 TAXES. Purchaser shall provide, or cause to be provided, to each shareholder of CICI who is a United States citizen or resident notice of any election made under section 338 of the Code with respect to the purchase of CICI's stock, as required by United States Treasury Regulation section 1.338-1(g)(4).

          SECTION 5.6 REPAYMENT OF LOANS. Prior to the Closing Date, the Purchaser will repay to Sellers the unpaid balance of currently existing shareholder loans made by Sellers to CICI, together with accrued interest. The principal amounts of such loans are as follows:

                    Seller              Amount
                    ------              ------

               George A. Adams          Can.$8,960

               David C. MacGregor       Can.$4,160

               Gregory Wilson
                 Family Trust           Can.$1,920

               Jennie M. Wilson         Can.$1,280


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          SECTION 6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of Sellers contained herein shall be true and correct as of the date hereof;

          (b) all representations and warranties of Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

          (c) Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

          (d) Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by Sellers certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(f) hereof;

          (e) Certificates representing all of the Shares not owned by Purchaser shall have been, or shall at the Closing be, validly delivered and transferred to Purchaser, free and clear of any and all Liens;

          (f) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (g) (i) Purchaser, Parent, and Merger Sub shall have entered into the Merger Agreement, and (ii) Merger Sub shall have made the tender offer contemplated by the Merger Agreement and shall have accepted for payment and paid for all of the shares of common stock of Purchaser that were validly tendered and not withdrawn pursuant to such tender offer;

          (h) Purchaser shall have entered into a stock purchase agreement with Research Visions Canada, Inc. ("RVC") (the "RVC Agreement") pursuant to which Purchaser will acquire all of the Company Shares owned by RVC and the closing of the transactions contemplated by the RVC Agreement shall occur simultaneously with the Closing;

          (i) A certificate under Section 116 of the Income Tax Act (Canada) shall have been received with respect to the sale of Shares by David C. MacGregor or David C. MacGregor shall have executed an agreement substantially in the form of Schedule 6.1(i) and David C. MacGregor shall have complied with the terms thereof at the Closing; and

          (j) the Company's Shareholders Agreement dated April 22, 1994 and the Memorandum of Understanding among all the shareholders of CICI dated April 18, 1994 shall have been terminated.

          SECTION 6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of Purchaser contained herein shall be true and correct as of the date hereof;

          (b) all representations and warranties of Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

          (c) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

          (d) Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Sellers) executed by the Chief Executive Officer and Chief Financial Officer of Purchaser certifying as to the fulfillment of the conditions required to be fulfilled at and as of the Closing Date as specified in Sections 6.2(a), 6.2(b) and 6.2(c);

          (e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (f) Parent shall have executed and delivered to David C. MacGregor at the Closing an agreement in the form of Schedule 6.2(f);

          (g) (i) Purchaser, Parent, and Merger Sub shall have entered into the Merger Agreement, and (ii) Merger Sub shall have made the tender offer contemplated by the Merger Agreement and shall have accepted for payment and paid for all of the shares of common stock of Purchaser that were validly tendered and not withdrawn pursuant to such tender offer;

          (h) RVC shall have entered into the RVC Agreement, pursuant to which Purchaser will acquire all of the Company Shares owned by RVC and the closing of the transactions contemplated by the RVC Agreement shall occur simultaneously with the Closing; and

          (i) Purchaser shall have executed an agreement substantially in the form of Schedule 6.1(i) and Purchaser shall have complied with the terms thereof at the Closing.


                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.1 GENERAL SURVIVAL. The parties hereto agree that (a) the representations, warranties, covenants and agreements of Purchaser and Seller contained in the this Agreement shall survive the execution and delivery hereof, regardless of any investigation made by the parties thereto, for one (1) year following the Closing Date, except that the representations and warranties contained in Section 3.15 shall survive for five (5) years following the Closing Date (the "Survival Period"). Notwithstanding anything to the contrary contained herein, no claim, suit or proceeding for breach of any representation or warranty, covenant or agreement of any of the Sellers set forth in this Agreement may be brought by any person unless written notice of such claim (stating the date of discovery thereof and basis therefor) shall have been given on or prior to the last day of the applicable Survival Period (in which event each such representation and warranty shall, with respect to the specific claim made, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto are fully satisfied).

          SECTION 7.2 TERMINATION. This Agreement may be terminated and the sale and purchase of Shares contemplated hereby may be abandoned (i) by mutual written consent of Sellers and Purchaser prior to the Closing Date or (ii) by either Sellers or Purchaser if the Merger Agreement is terminated. In the event of termination and abandonment of this Agreement pursuant to this Section 7.2, this Agreement, except for the provisions of this Section 7.2, shall forthwith become void and have no effect, without liability on the part of any party or its directors, officers or shareholders; provided, however, that nothing in this Agreement shall relieve any party to this Agreement of liability for any willful or intentional breach thereof.

          SECTION 7.3    INDEMNIFICATION.  (a) Subject to the provisions of
Section 7.1, Sellers hereby agree to indemnify, defend and hold harmless Purchaser and, from and after the Closing, the Company (the "Purchased Company") from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (individually, a "Loss" and, collectively, "Losses") resulting from, arising out of, or imposed upon or incurred by Purchaser or the Purchased Company by reason of any inaccuracy in or breach of any of the Sellers' representations, warranties, covenants and agreements contained in this Agreement (individually, a "Company Loss" and, collectively, the "Company Losses"); PROVIDED that in no event shall Sellers be liable for an amount of any such Company Loss in excess of the Purchase Price.

          (b) Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, Losses shall be determined net of the amount of any insurance proceeds recovered in respect thereof.

          SECTION 7.4 NOTICE; CONTROL OF DEFENSE. (a) If any claims in respect of Losses shall be asserted against Purchaser or the Purchased Company or any of their respective successors in respect of which Purchaser or the Purchased Company proposes to demand indemnification from Sellers under Section
7.3 hereof, Purchaser or the Purchased Company shall promptly notify Sellers (providing reasonable detail with respect thereto); PROVIDED, HOWEVER, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a "Third Party Claim"), Purchaser or the Purchased Company shall give such notice thereof to Sellers not later than 15 days after the assertion, in writing, of any such claim; and PROVIDED FURTHER, HOWEVER, that failure to give such reasonably prompt notice shall not release, waive or otherwise affect Sellers' obligations with respect thereto except to the extent Sellers can demonstrate actual loss or prejudice as a result thereof. The Purchased Company shall not be deemed to have notice of any claim or of any breach by the Purchased Company or Sellers of any representation, warranty, covenant or agreement under this Agreement by virtue of knowledge acquired on or prior to the date of the Closing by an employee of the Purchased Company. Sellers shall have the right to assume the defense of a Third Party Claim if, within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) after the date on which written notice of a Third Party Claim has been given to Sellers pursuant to this Section 7.4, Sellers elect in writing to assume such defense and acknowledges in writing the indemnification obligations of Sellers in respect of such Third Party Claim; PROVIDED, HOWEVER, that no settlement shall be made without the prior written consent of Purchaser and the Purchased Company, which consent shall not be unreasonably withheld (it being understood that neither Purchaser nor the Purchased Company shall be required to enter into any settlement that does not include an unconditional release of Purchaser and the Purchased Company of all liability in respect of such claim or that imposes any continuing obligation on Purchaser or the Purchased Company to take or refrain from taking any actions (and the withholding of consent in any such case shall be deemed reasonable)). Purchaser and the Purchased Company shall have the right to be represented by counsel at their own expense in any such contest, defense, litigation or settlement conducted by Sellers; PROVIDED, HOWEVER, that Purchaser and the Purchased Company shall be entitled to participate in any such contest, defense, litigation or settlement with separate counsel at the expense of Sellers if
(i) so requested by Sellers to participate or (ii) in the reasonable opinion of counsel to Purchaser and the Purchased Company, a conflict or potential conflict exists between Sellers, on the one hand, and Purchaser and the Purchased Company, on the other hand, that would make such separate representation advisable. So long as Sellers have assumed the defense of any Third Party Claim within such thirty (30) days (or shorter) period and are defending such claim in good faith, Sellers shall have the exclusive right to contest, defend and litigate, except as hereinabove provided, such Third Party Claim and, except as hereinabove provided, shall have the exclusive right, in their sole discretion, to settle any such claim, either before or after the initiation of litigation at such time and on such terms as Sellers deem appropriate. If Purchaser or the Purchased Company is entitled to indemnification against a Third Party Claim, and Sellers elect not to or fail to assume the defense of a Third Party Claim pursuant to this Section 7.4, or contest its obligation to indemnify in respect of such Third Party Claim, Purchaser and the Purchased Company shall have the right, without prejudice to their rights of indemnification hereunder, to contest, defend and litigate such Third Party Claim or to settle any such claim, and Purchaser and the Purchased Company shall be reimbursed for the costs and expenses of defending such Third Party Claim upon the submission of periodic bills. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

          (b) Sellers hereby agree that if, following the Closing, any payment is made by Sellers in respect of any Losses (a "Loss Payment"), Sellers shall have no rights against the Purchased Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Purchased Company or any such person with respect thereto. Any such rights which Sellers may, by operation of law or otherwise, have against the Purchased Company or any such person shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.

          SECTION 7.5    ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement
(a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

          SECTION 7.6 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereon in any Federal or state court located in the State of New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 7.7 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Each party agrees that, should any court of competent authority hold any provision of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or to any other remedy, including, without limitation, money damages, for breach hereof or of any other provision of this Agreement as a result of such holding or order.

          SECTION 7.8 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopier, telex or overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to Purchaser:

          Corvita Corporation
          8210 N.W. 27th Street
          Miami, Florida 33122
          Attention:  Norman R. Weldon Ph.D.
                      President and
                      Chief Executive Officer

          with a copy to:

          Epstein, Becker & Green, P.C.
          250 Park Avenue
          New York, New York 10177
          Attention:  Lowell S. Lifschultz, Esq.

          and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10157
          Attention:  Dennis J. Block, Esq.

          if to Sellers:

          George A. Adams
          30 Belsize Drive
          Toronto, Ontario M4S 1L4
          CANADA

          and

          David C. MacGregor
          3971 Gull Shore Blvd. N.
          Suite 305
          Naples, Florida 33940
          USA

          and

          Gregory Wilson Family Trust
          5 Widdicombe Hill
          Etobicoke, Ontario M9R 1A9
          CANADA
          and

          Jennie M. Wilson
          5 Widdicombe Hill
          Etobicoke, Ontario M9R 1A9
          CANADA

          with a copy to:

          Lang Michener
          Suite 2500, BCE Place
          181 Bay Street
          Toronto, Ontario M5J 2T7
          CANADA
          Attention:  David M.W. Young, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). All such notices or communications shall be deemed to be received (a) in the case of personal delivery, cable, telex or telecopy, on the date of such delivery and (b) in the case of overnight courier, on the third business day after the date when sent.

          SECTION 7.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

          SECTION 7.10 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 7.11 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 7.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          SECTION 7.13 PUBLICITY. So long as this Agreement is in effect, each of Purchaser and Sellers promptly shall advise, consult and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other statement to the press or any third party with respect to this Agreement, or the transactions contemplated hereby.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by an officer thereof thereunto duly authorized, as of the day and year first above written.


                              CORVITA CORPORATION

                              By:  /s/ Norman R. Weldon
                                   -----------------------
                                   Name:  Norman R. Weldon
                                   Title: President and
                                          Chief Executive
                                          Officer


                              SELLERS:


                              /s/ George A. Adams
                              ----------------------
                              George A. Adams


                              /s/ David C. MacGregor
                              ----------------------
                              David C. MacGregor


                              GREGORY WILSON FAMILY TRUST


                              By:  /s/ Gregory J. Wilson
                                   -----------------------
                                   Name:  Gregory J. Wilson
                                   Title: Trustee


                              By:  /s/ Jennie M. Wilson
                                   -----------------------
                                   Name:  Jennie M. Wilson
                                   Title: Trustee


                              /s/ Jennie M. Wilson
                              ----------------------
                              Jennie M. Wilson